EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) entered into by and between VIEWPOINT BANK (“Bank”) and GAROLD ROBERT BASE (“Executive”), amending the Employment Agreement (“Agreement”) between Bank and Executive dated September 29, 2006.

IT IS AGREED:

This Amendment amends Section 1.2 of the Agreement to read in its entirety as follows:

“1.2 TERM AND EXTENSION – The term of this Agreement shall be the period commencing on the date (the “Commencement Date”) on which Bank converts to stock form as the subsidiary of ViewPoint Financial Group (“Company”), and ending on December 31, 2011, subject to earlier termination as provided herein. Beginning on January 1, 2010, and on each January 1 thereafter during the term, the term shall be extended by one additional year such that the term as so extended shall be a period of three years, provided that (1) Bank has not given notice to Executive in writing at least 90 days prior to such January 1 that the term of this Agreement shall not be extended further; and (2) at least 90 days prior to such January 1, the Board of Directors of Bank explicitly reviews and approves the extension based upon a performance review as described in Section 9 of this Agreement in which the Board has determined that Executive’s performance has been satisfactory or better.”

This Amendment contains all of the terms agreed upon by the parties with respect to the subject matter of this Amendment and supersedes all prior agreements, arrangements and communications between the parties concerning such subject matter, whether written or oral.

VIEWPOINT BANK:

By: /s/ James McCarley
James McCarley, Chairman of the Board

Attest: /s/ Sherrie Tawwater
Sherrie Tawwater
Assistant VP/Executive Assistant

EXECUTIVE:

/s/ Garold R. Base
Garold R. Base
President and Chief Executive Officer